Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor Contact:
Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

Media Contact:
Matthew Bashalany

+1.617.897.1545

matthew.bashalany@fticonsulting.com

FTI Consulting Elects Angela Nam as Chief Financial Officer

Washington, D.C., March 09, 2026 — FTI Consulting, Inc. (NYSE: FCN) today announced that the Company’s Board of Directors has elected Angela Nam as Chief Financial Officer. Ms. Nam will commence her employment on May 1, 2026. She will serve as a member of the Executive Committee and will be based out of the Company’s New York City office.

Ms. Nam is an accomplished finance and accounting executive with deep experience leading the finance and accounting organizations of companies at various points in their lifecycle, from private equity-backed to IPOs and multinational publicly traded organizations. She brings extensive expertise in financial strategy, capital markets, transaction execution, pricing strategies and organizational effectiveness.

Most recently, Ms. Nam served as Chief Financial Officer and Chief Accounting Officer of FTAI Aviation Ltd. (NASDAQ: FTAI), an integrated, full-service provider specializing in the maintenance, repair and leasing of commercial jet engines and aircraft. Ms. Nam served as Chief Accounting Officer beginning in August 2018 and added the Chief Financial Officer role following the successful spin-off of its infrastructure business (formerly known as Fortress Transportation and Infrastructure Investors LLC) in August 2022.

As Chief Financial Officer and Chief Accounting Officer of FTAI Aviation Ltd., Ms. Nam led all aspects of finance and accounting, including financial planning and analysis, financial reporting, accounting, tax and treasury, among other systems and controls. During her tenure, FTAI Aviation Ltd. experienced a period of significant growth in products and geographic reach, with revenues more than tripling from $708 million in 2022 to $2.5 billion in 2025.

Prior to joining FTAI Aviation Ltd., Ms. Nam was a Senior Vice President of Private Equity at Fortress Investment Group LLC, where she drove transaction advisory processes for IPOs, spin-offs, equity and debt offerings and acquisitions. She worked closely with portfolio company management teams on IPO readiness, due diligence and finance function transformation.

Ms. Nam began her career in the professional services industry, serving 10 years at KPMG LLP, where she advised large, multinational public and private companies across various industries on audit, Securities and Exchange Commission reporting and other complex accounting matters.

Paul Linton, who has served as Interim Chief Financial Officer since September 2025, will continue to serve in his role as Chief Strategy and Transformation Officer at FTI Consulting.

Commenting on Ms. Nam’s election, Steven H. Gunby, CEO and Chairman of FTI Consulting, said, “I am very excited that Angela is joining our team. She brings deep financial expertise, strong operational judgment and extensive capital markets experience to FTI Consulting. She has a proven track record of leading finance organizations through periods of growth, transformation and complexity. Let me also take this moment to thank Paul Linton for an outstanding job filling in as Interim Chief Financial Officer, a role he will remain in until Angela arrives, after which he will help Angela transition into her role and return to his prior role as Chief Strategy and Transformation Officer.”

Commenting on her election, Ms. Nam said, “As an expert-led firm, FTI Consulting has a long-standing reputation for delivering high-value insights to clients navigating complex business challenges and opportunities. As a former client, I am excited to work with the leadership team and finance organization as FTI Consulting continues to execute its sustainable growth strategy and create long-term value for all its stakeholders.”

About FTI Consulting

FTI Consulting, Inc. is a leading global expert firm for organizations facing crisis and transformation, with more than 8,100 employees located in 32 countries and territories as of December 31, 2025. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. The Company generated $3.80 billion in revenues during fiscal year 2025. More information can be found at www.fticonsulting.com.

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